Exhibit 99.1

NEWS RELEASE

ALBANY INTERNATIONAL ANNOUNCES CFO APPOINTMENT

     Rochester, New Hampshire, February 23, 2011 – Albany International Corp. (NYSE:AIN) today announced that John B. Cozzolino has been named Chief Financial Officer and Treasurer.

     Mr. Cozzolino has been serving as the Company’s Acting Chief Financial Officer since September 23, 2010, and as Vice President–Corporate Treasurer and Strategic Planning since February 2009. From 2007 until 2009, he served as Vice President–Strategic Planning. He also served the Company as Director–Strategic Planning from 2000 until 2007 and as Manager–Corporate Accounting from 1994 until 2000. Mr. Cozzolino, a Certified Public Accountant, was employed by PricewaterhouseCoopers from 1989 until 1994.

     Joseph G. Morone, President and Chief Executive Officer of Albany International Corp., said, “John’s appointment should come as no surprise to anyone who knows Albany well - from our primary lenders, who have worked closely with him, most recently in connection with the Company’s successful 2010 refinancing; to our key institutional shareholders and analysts, for whom he has served as a principal contact since 2007; to the heads of each of our businesses, who count on him as a critical member of the team that navigated the Company through restructuring, recession, and now the full emergence of our cash and grow strategy. John has the intelligence, integrity, financial acumen, and understanding of financial institutions, the Company, and the markets we serve to excel as Albany International’s new Chief Financial Officer.”

     Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extends its

(more)

advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

# # #

Contacts:

Investors:	Media:
John Cozzolino	Susan Siegel
518-445-2281	518-445-2284
john.cozzolino@albint.com	susan.siegel@albint.com